Exhibit 99.1

Benson Hill Announces Full Year 2021 Financial Results

•Consolidated revenues increased 29% as reported and 47%, as adjusted for a divested business, to $147.2 million.

•Ingredients segment revenues were $90.7 million, an increase of 55% as reported and 104%, as adjusted for a divested business. Fresh segment revenues were $56.3 million, an increase of 2%.

•2022 proprietary revenues are expected to double versus 2021 contributing to a greater than 175% projected increase in Ingredients revenues to an estimated range of $250 million to $275 million.

•Consolidated net loss of $148 million to $153 million and adjusted EBITDA loss of $80 million to $85 million is expected in 2022.

•Completed an $85 million PIPE, including investments from funds and accounts managed by BlackRock, Apollo Capital Management, GV (formerly Google Ventures), and Grosvenor Food & AgTech, to fund the execution of the Company's strategic plan.

ST. LOUIS, MO – March 28, 2022 - Benson Hill, Inc. (the “Company” or “Benson Hill”), a food tech company unlocking the natural genetic diversity of plants, today announced operating and financial results for the year ended December 31, 2021.
“Our robust performance in 2021 established a foundation for the growth we expect in 2022 and beyond,” said Matt Crisp, Chief Executive Officer of Benson Hill. “We made tremendous progress towards commercializing our proprietary soy ingredients portfolio under our brands TruVail™, Veri™, and Bright Day™ for the food, oil, and aquaculture markets, respectively. There are strong tailwinds for our innovative product solutions, which can simplify the supply chain with fewer processing steps, lower costs, use fewer natural resources, and offer a domestic source of supply that is currently constrained to meet demand. This year we will continue to invest in capturing share to deliver strong revenue growth and gross margin improvement. As we look beyond 2022, the compelling value proposition we offer to advance the food system led to broad investor interest in our recent PIPE, which will support the execution of our growth plans, including our objective to generate positive EBITDA and free cash flow in 2025.”

Full Year 2021 Results as Compared to The Same Period of 2020
Reconciliation of non-GAAP financial measures is on page 9.
•Revenues were $147.2 million, an increase of $32.9 million, or 29%. Excluding $14.1 million in revenues from a barley business divested in October 2020, revenues grew 47%. The performance was driven by strong results in the Ingredients segment.

•Gross loss was $0.9 million, a decline in profitability of $12.9 million. Excluding $2.2 million in gross profit contribution from the divested barley business in 2020 and $2.8 million in one-time freight costs in Q1’2021 necessary to accelerate the receipt of soybean seed stock from South America, gross profit declined $7.9 million to $1.9 million. Adjusted gross profit margins were 1.3%.

•Selling, general and administrative expenses were $81.6 million, which included $11.7 million of transaction costs related to the merger with Star Peak Corp II on September 29, 2021. Additionally, the Company incurred non-recurring costs of $5.3 million for public company readiness.

•R&D expenses were $40.6 million, an increase of $11.1 million, primarily to continue expanding scientific capabilities to support the current and future product pipeline including related facility costs for the corporate headquarters and Crop Accelerator.

•Reported net loss was $126.2 million compared to a net loss of $67.2 million.

•Adjusted EBITDA was a loss of $80.4 million compared to a loss of $46.5 million. The Company recognized a loss of $11.7 million on the extinguishment of $37.5 million of high-cost debt.
•Cash and marketable securities on hand was $182.7 million as of December 31, 2021, which included an outlay of approximately $17 million in connection with the unfunded portion of the Company’s acquisition of ZFS Creston on December 29, 2021.

Ingredients Segment
•Revenues for the segment were $90.7 million, an increase of $32.1 million, or 55%. Excluding the $14.1 million contribution from the barley business, which was divested in October 2020, revenues grew 104%. 2021 was the introductory year for the Company’s proprietary soybeans, soybean oil and soybean meal products from the 2020 crop, which generated revenues of approximately $38 million compared to $6 million in 2020. In addition, adverse weather conditions drove higher average selling prices for yellow pea ingredients.

•Adjusted EBITDA for the segment was a loss of $29.6 million, an increase in loss of $21.6 million. The cost to introduce new products, startup costs for the acquired soy crush facility in Seymour, Indiana, and higher research and development costs to support existing and future products impacted the year over year results.

Fresh Segment
•Revenues for the segment were $56.3 million, an increase of $1.0 million, or 2%. An increase in volume sold was nearly offset by lower average selling prices. The U.S. fresh produce industry experienced an oversupply as a result of higher regional and ex-U.S. crop yields.

•Adjusted EBITDA was a loss of $3.1 million, which was a decline in segment profitability of $3.3 million.

Consolidated Fourth Quarter 2021 Highlights as Compared to The Same Period of 2020
Reconciliation of non-GAAP financial measures is on page 9.
•Revenues were $43.7 million, an increase of $20.2 million, or 86%. Revenues increased 95% excluding $1.1 million in revenues from the barley business divested in 2020. The increase was primarily driven by sales of proprietary soybeans, soybean oil and soybean meal, and higher average selling prices on yellow peas. Partially offsetting these increases was the impact of lower average selling prices of fresh produce.

•Gross loss and gross loss margin were $1.9 million and (4)%, respectively. The positive impact from the favorable market for yellow pea ingredients was offset by lower average selling prices for fresh produce, higher than planned transportation costs, initial startup costs of the Seymour facility, and losses generated by the commercial launch of the proprietary soy ingredients. In the prior year, the barley operation generated $0.2 million in gross profit.

•Reported net loss was $42.2 million compared to a net loss of $25.4 million.

•Adjusted EBITDA was a loss of $29.6 million compared to a loss of $16.7 million.

Company Milestones
Benson Hill completed several important milestones in 2021 to establish the foundation to execute the Company’s strategy for growth.
Technology
The Company achieved its goal to double its data acquisition, as well as add important data layers to its CropOS® innovation engine. The Crop Accelerator became fully operational and has dramatically increased the capacity for and speed of product pipeline innovation. Advancements in the yellow pea program led to validation of a pea protein concentrate product specification, which is a critical milestone on the Company’s path to introduce the first proprietary yellow pea crop in 2024 and commence commercialization in 2025 for a more nutrient dense and more sustainable pea protein concentrate.

Farmer Engagement
Benson Hill contracted and successfully harvested 70,000 acres of proprietary soybean crop, with results exceeding expectations for nutrient density and the successful completion of the Company’s largest field data collection effort to date. The launch of the Benson Hill Food System Innovators and Plant for Protein™ programs helped to strengthen farmer partner relationships. As a result, the Company achieved its 2022 soy contracting goal earlier than expected with returning farmers increasing their acre commitments by an average of over 20%.

Commercial
The Company has built an experienced Ingredients operations and go-to-market team. The launch of TruVail™, a new line of domestically sourced, non-GMO plant-based protein ingredients with sustainability benefits, established a portfolio of soy ingredient products for the food market. Furthering the commercialization efforts is the integrated business model enabled by the acquisition of the Creston, Iowa operation for food-grade ingredient production. In addition, the Company established a commercial collaboration with Riverence, the largest land-based producer of steelhead and rainbow trout in North America, to enhance the sustainability of aquaculture supply chains using Benson Hill’s Ultra-High Protein soy ingredients under its Bright Day™ brand.

2022 Outlook
Benson Hill expects consolidated revenues to be in the range of $315 million to $350 million, which represents year-over-year growth of over 100%. Ingredients segment revenues are expected in the range of $250 million to $275 million, representing total and organic (excluding legacy, non-proprietary revenues from Creston) year-over-year growth of more than 175% and 65%, respectively. A significant contributor to organic revenue growth is expected from the Company’s proprietary soy ingredient portfolio with revenues of $70 to $80 million, approximately double what was achieved in 2021. Revenue from legacy activity at the Creston facility is anticipated to be $90 million to $100 million. Revenues for the Fresh segment are expected to increase to $65 million to $75 million.

Consolidated gross profit is expected to be in the range of $9 million to $13 million with gross margin improvement over 2021 because of expected sales of a broader soy portfolio and a reduction of high-cost third-party tolling expense. The Company expects price stabilization in the Fresh segment resulting in high single digit gross margins, which will remain substantially below historical levels.

The Company expects a net loss of $148 million to $153 million and adjusted EBITDA to be a loss of $80 million to $85 million, which is a slightly greater loss than in 2021.

Finally, the Company expects use of cash to moderate in 2022 due to higher gross margins, lower Capex requirements and cost management efforts.

Capital Formation
Today, Benson Hill also announced that it has entered into definitive agreements with certain investors for a PIPE (Private Investment in Public Equity) offering of common stock and warrants to purchase common stock, which delivered approximately $85 million in gross proceeds. The Company intends to use the proceeds from the transaction to help fund its ongoing business growth, namely in its Ingredients segment.

Mr. Crisp continued, “We’re pleased to have raised this additional financing, which enables us to continue executing on our plans for growth and solidify our position as a leader in the plant-based food movement. We evaluated a number of potential financing paths and ultimately determined that this agreement was the best path forward to position the business for continued success. We are grateful for the support from existing and new investors who understand the significant role we are positioned to play in advancing the food system. This is an exciting time at Benson Hill, and we remain confident in our ability to create value for our customers, farmers partners, consumers and shareholders by delivering food made better from the beginning”

The definitive agreements define the issuance and sale of 26,150,000 units at a purchase price of $3.25 per unit in a private placement. Each unit consisted of one share of the Company’s common stock, par value $0.0001 per share, and a warrant to purchase one-third of one share of the Company’s common stock. In the aggregate, 8,716,661 shares of the Company’s common stock are underlying the warrants.

The warrants have an exercise price of $3.90 per share of common stock (subject to customary adjustments), were exercisable upon issuance, and will expire on March 25, 2027. Each warrant is redeemable by the Company for $0.10 upon the Company’s common stock trading greater than $9.75 per share for 20 of 30 consecutive trading days.

The aggregate gross proceeds to the Company of the offering were approximately $85 million. The offering closed on March 25, 2022.

Webcast
A webcast of the conference call will begin at 8:30 am ET today. The link to participate is available on the Investor Relations page of the Company’s website.

About Benson Hill
Benson Hill moves food forward with the CropOS® platform, a cutting-edge food innovation engine that combines data science and machine learning with biology and genetics. Benson Hill empowers innovators to unlock nature’s genetic diversity from plant to plate, with the purpose of creating nutritious, great-tasting food and ingredient options that are both widely accessible and sustainable. More information can be found at bensonhill.com or on Twitter at @bensonhillinc.

Use of Non-GAAP Financial Measures
In this press release, the Company includes non-GAAP performance measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures and the Company's definition of these non-GAAP measures is included in the tables accompanying this release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company’s currently expected guidance regarding its full year 2022 consolidated revenues, revenues for its proprietary soy portfolio, incremental revenues from legacy activity at the Creston facility, segment revenues, gross profit, gross margins, net loss and adjusted EBITDA, and cash usage; the anticipated benefits of the PIPE transaction and the capital raised thereby to the Company and its stockholders; financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies and plans for growth; the Company’s, positioning, resources, capabilities, and expectations for future performance; estimates and forecasts of financial and other performance metrics; projections of market opportunity; the Company’s outlook and financial and other guidance; and management’s strategy and plans for growth. In some cases, the reader can identify forward-looking statements by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such forward-looking statements are based upon assumptions made by Benson Hill as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the Company’s ability to achieve anticipated benefits of recent business combinations, which may be affected by, among other things, competition, the ability of the combined company to grow and achieve growth profitably, maintain relationships with customers and suppliers, and retain its management and key employees; the ability to deploy capital raised in the PIPE transaction in a manner that furthers Benson Hill’s growth strategy, as well as the general ability to execute the Company’s business plans; the transition to becoming a public company; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Forward-looking statements are also subject to the risks and other issues described above under “Use of Non-GAAP Financial Measures,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Benson Hill expressly disclaim any duty to update these forward-looking statements, except as otherwise required by law.

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Contacts
Investors: Ruben Mella: (314) 714-6313 / rmella@bensonhill.com
Media: Melanie Bernds: (314) 605-6363 / mbernds@bensonhill.com

Benson Hill, Inc.
Consolidated Balance Sheets
(In Thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$78,963	$9,743
Marketable securities	103,689	100,334
Accounts receivable, net	31,729	14,271
Inventories, net	48,724	13,040
Prepaid expenses and other current assets	20,253	3,061
Total current assets	283,358	140,449
Property and equipment, net	126,885	31,624
Right of use asset, net	77,452	34,117
Goodwill and intangible assets, net	42,664	24,083
Other assets	4,538	1,512
Total assets	$534,897	$231,785

	December 31,
	2021	2020
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,508	$16,128
Revolving line of credit	47	—
Current lease liability	2,422	1,627
Current maturities of long-term debt	6,934	5,466
Accrued expenses and other current liabilities	26,771	12,315
Total current liabilities	71,682	35,536
Long-term debt	77,170	24,344
Long-term lease liability	79,154	33,982
Warrant liabilities	46,051	5,241
Conversion option liability	8,783	—
Deferred tax liabilities	294	—
Other non-current liabilities	316	—
Total liabilities	283,450	99,103
Stockholders’ equity:
Redeemable convertible preferred stock, $0.0001 par value; 1,000 and 105,922 shares authorized, 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Common stock, $0.0001 par value, 440,000 and 128,467 shares authorized, 178,089 and 108,697 shares issued and outstanding as of December 31, 2021 and 2020, respectively	18	11
Additional paid-in capital	533,101	287,318
Accumulated deficit	(280,569)	(154,322)
Accumulated other comprehensive loss	(1,103)	(325)
Total stockholders’ equity	251,447	132,682
Total liabilities and stockholders’ equity	$534,897	$231,785

Benson Hill, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Information)

	Year Ended December 31,
	2021	2020	2019
Revenues	$147,212	$114,348	$79,523
Cost of sales	148,157	102,430	70,961
Gross (loss) profit	(945)	11,918	8,562
Operating expenses:
Research and development	40,578	29,457	24,810
Selling, general and administrative expenses	81,552	37,446	27,457
Impairment of goodwill	—	4,832	—
Total operating expenses	122,130	71,735	52,267
Loss from operations	(123,075)	(59,817)	(43,705)
Other expense (income):
Interest expense, net	4,490	6,708	195
Loss on extinguishment of debt	11,742	—	—
Change in fair value of warrants	(12,127)	661	—
Other income, net	(1,164)	(75)	(9)
Total other expense (income), net	2,941	7,294	186
Net loss before income tax	(126,016)	(67,111)	(43,891)
Income tax expense	231	48	19
Net loss	$(126,247)	$(67,159)	$(43,910)
Net loss per common share:
Basic and diluted loss per common share	$(1.04)	$(0.81)	$(0.65)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	121,838	83,295	67,707

Benson Hill, Inc.
Consolidated Statements of Comprehensive Loss
(In Thousands)

	Year Ended December 31,
	2021	2020	2019
Net loss	$(126,247)	$(67,159)	$(43,910)
Foreign currency:
Comprehensive income (loss)	4	(226)	(21)
	4	(226)	(21)
Marketable securities:
Comprehensive income (loss)	(1,813)	(109)	374
Adjustments for net (losses) income realized in net loss	1,031	223	(17)
	(782)	114	357
Total other comprehensive (loss) income	(778)	(112)	336
Total comprehensive loss	$(127,025)	$(67,271)	$(43,574)

Benson Hill, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2021	2020	2019
Operating activities
Net loss	$(126,247)	$(67,159)	$(43,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,817	7,504	3,790
Share-based compensation expense	7,183	1,010	644
Bad debt expense	309	133	281
Change in fair value of warrants	(12,127)	661	—
Amortization related to financing activities	1,389	2,507	18
Loss on extinguishment of debt	11,742	—	—
Impairment of goodwill	—	4,832	—
Other	(65)	364	48
Changes in operating assets and liabilities:
Accounts receivable	(7,038)	693	(2,597)
Inventories	(11,690)	(5,364)	(4,287)
Prepaid expenses and other current assets	(13,149)	(30)	(1,241)
Accounts payable	11,293	(1,949)	4,291
Accrued expenses	7,539	4,120	106
Other liabilities	294	—	(1,496)
Net cash used in operating activities	(117,750)	(52,678)	(44,353)
Investing activities
Purchases of marketable securities	(648,923)	(208,780)	(36,348)
Proceeds from maturities of marketable securities	2,499	9,070	10,700
Proceeds from sales of marketable securities	639,612	107,243	54,765
Payments for acquisitions of property and equipment	(31,490)	(9,855)	(6,841)
Payments made in connection with business acquisitions	(116,287)	—	(26,822)
Proceeds from divestitures	—	1,650	—
Net cash used in investing activities	(154,589)	(100,672)	(4,546)
Financing activities
Net contributions from Merger and PIPE financing, net of transaction costs of $34,940	285,378	—	—
Payments for extinguishment of debt	(43,082)	—	—
Principal payments on debt	(4,400)	(8,941)	(831)
Proceeds from issuance of debt	103,634	24,534	15,293
Borrowing under revolving line of credit	20,954	25,587	28,518
Repayments under revolving line of credit	(20,907)	(27,082)	(27,023)
Proceeds from issuance of redeemable convertible preferred stock, net of costs	—	154,420	32,561
Retirement of redeemable convertible preferred stock	—	(7,766)	—
Repayments of financing lease obligations	(703)	(121)	(60)
Proceeds from the exercise of stock options and warrants	681	72	89
Net cash provided by financing activities	341,555	160,703	48,547
Effect of exchange rate changes on cash	4	(226)	(21)
Net increase (decrease) in cash and cash equivalents	69,220	7,127	(373)
Cash and cash equivalents, beginning of year	9,743	2,616	2,989

Cash and cash equivalents, end of year	$78,963	$9,743	$2,616
Supplemental disclosure of cash flow information
Cash paid for taxes	$53	$—	$5
Cash paid for interest	$6,591	$4,685	$622
Supplemental disclosure of non-cash activities
Issuance of Notes Payable Warrants and Convertible Notes Payable Warrants	$6,663	$4,580	$—
Conversion of Notes Payable Warrants upon Merger	$4,576	$—	$—
Public Warrants and Private Placement Warrants acquired in Merger	$50,850	$—	$—
Issuance of conversion option	$8,783	$—	$—
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$3,578	$669	$952
Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	$1,854	$—	$—
Financing leases	$46,021	$33,523	$—

Benson Hill, Inc.
Supplemental Schedules - Segment Information and Non-GAAP Reconciliation
(Dollar Amounts in Thousands)

The Company defines and calculates adjusted EBITDA as consolidated net loss before net interest expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation, and the impact of significant non-recurring items.
The Company defines and calculates adjusted revenue as revenue as determined under GAAP, excluding revenue of $14.1 million for the year ended December 31, 2020 contributed from the barley operation sold in October 2020.
The Company defines and calculates adjusted gross profit as gross profit as determined under GAAP, excluding (i) gross margin of $2.2 million for the year ended December 31, 2020 contributed from the barley operation sold in October 2020 and (ii) one-time excess freight costs of $2.8 million incurred in the year ended December 31, 2021 to ship seeds from South America.

Year Ended December 31, 2021	Revenue	Adjusted EBITDA
Ingredients	$90,654	$(29,592)
Fresh	56,266	(3,069)
Unallocated and other	292	(47,719)
Total segment results	$147,212	$(80,380)

Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(126,247)
Interest expense, net	4,490
Income tax expense (benefit)	231
Depreciation and amortization	12,817
Stock-based compensation	7,183
Change in fair value of warrants	(12,127)
Other non-recurring costs, including acquisition costs	3,994
Employee retention credit	(2,226)
Merger transaction costs	11,693
Non-recurring public company readiness costs	5,265
Loss on extinguishment of debt	11,742
South America seed production costs	2,805
Total Adjusted EBITDA	$(80,380)

Year Ended December 31, 2020	Revenue	Adjusted EBITDA
Ingredients	$58,566	$(7,999)
Fresh	55,278	218
Unallocated and other	504	(38,690)
Total segment results	$114,348	$(46,471)
Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(67,159)
Interest expense, net	6,708
Income tax (expense) benefit	48
Depreciation and amortization	7,504
Stock-based compensation	1,010
Change in fair value of warrants	661
Other non-recurring costs, including acquisition costs	(75)
Impairment of goodwill	4,832
Total Adjusted EBITDA	$(46,471)

Benson Hill, Inc.
Supplemental Schedules - Segment Information and Non-GAAP Reconciliation
(Dollar Amounts in Thousands)

Three Months Ended December 31, 2021	Revenue	Adjusted EBITDA
Ingredients	$30,606	$(11,103)
Fresh	12,984	(495)
Unallocated and other	128	(18,017)
Total segment results	$43,718	$(29,615)
Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(42,207)
Interest expense, net	457
Income tax expense (benefit)	13
Depreciation and amortization	4,357
Stock-based compensation	4,414
Change in fair value of warrants	398
Other non-recurring costs, including acquisition costs	2,953
Total Adjusted EBITDA	$(29,615)

Three Months Ended December 31, 2020	Revenue	Adjusted EBITDA
Ingredients	$11,758	$(1,215)
Fresh	12,433	(722)
Unallocated and other	(659)	(14,799)
Total segment results	$23,532	$(16,736)
Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(25,390)
Interest expense, net	1,699
Income tax expense (benefit)	48
Depreciation and amortization	2,158
Stock-based compensation	259
Change in fair value of warrants	(77)
Other non-recurring costs, including acquisition costs	(265)
Impairment of goodwill	4,832
Total Adjusted EBITDA	$(16,736)

Benson Hill, Inc.
Supplemental Schedules – 2022 Non-GAAP Reconciliation
(Dollar Amounts in Thousands)

Adjustments to reconcile estimated 2022 consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$ (148,000) – (153,000)
Interest expense, net	23,000
Depreciation and amortization	23,000
Stock-based compensation	21,000
Other non-recurring costs	1,000
Total Adjusted EBITDA	$ (80,000) – (85,000)